Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with a “[***]” where the information has been omitted from the filed version of the exhibit.

AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT

(LZ# G1651852)

This AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”), effective as of November 7, 2019 (the “Effective Date”), is made by and between Sientra, Inc., a Delaware corporation with a principal place of business at 420 S. Fairview, Suite 200, Santa Barbara, CA 93117 (“Sientra”) and Vesta Intermediate Funding, Inc., a Delaware corporation, with a place of business at 1131 North US Highway 93, Victor, MT 59875 (“Lubrizol” or “Supplier”).  Each of Sientra and Lubrizol may be referred to herein individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, Sientra and Lubrizol are parties to a Manufacturing, Supply and Quality Agreement effective November 1, 2011, as amended by Amendment No. 1 effective October 31, 2016, Amendment No. 2 effective October 24, 2017, Amendment No. 3 effective April 23, 2018, Amendment No. 4 effective October 19, 2018, Amendment No. 5 effective January 31, 2019, Amendment No. 6 effective May 6, 2019 and Amendment No. 7 effective June 5, 2019 (the “Prior Manufacturing Agreement”);

WHEREAS, Lubrizol has manufactured the Products (defined in Section 1.39) for Sientra in accordance with the terms and conditions of the Prior Manufacturing Agreement; and

WHEREAS, Sientra wishes for Lubrizol to continue manufacturing the Products for it, and Lubrizol wishes to continue manufacturing the Products for Sientra in accordance with the terms and conditions set forth herein; and

WHEREAS, the Parties desire to amend and restate the Prior Manufacturing Agreement in accordance with the terms and conditions set forth herein effective as of the Effective Date.

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings provided herein:

1.1.

“Affiliate” when used with reference to any Party, means any person or entity controlling, controlled by, or under common control with, such Party. For the purposes of this Agreement, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of such person or entity.

1.2.	“Agreement” has the meaning set forth in the Preamble.
1.3.	“Ammonium Carbonate” has the meaning set forth in Section 4.9.
1.4.	“Ammonium Carbonate Cost” has the meaning set forth in Section 4.9.
1.5.	“Applicable Laws” means all laws, rules and regulations now or hereafter in effect promulgated by any Regulatory Authority applicable to a Party's performance under this Agreement.
1.6.	“Assignee” has the meaning set forth in Section 12.2.
1.7.

“Confidential Information” means any information, whether or not designated as confidential, disclosed during or before the Term of this Agreement by one Party to the other Party, by any means, including, without limitation: (a) concepts, ideas, inventions, models, diagrams, designs, data, documents, research, studies, analyses, forecasts, processes, procedures, systems, technology, Intellectual Property Rights, trade secrets, business plans or opportunities, business strategies, marketing plans or opportunities, marketing strategies, product development plans or opportunities, future projects or products, projects or products under consideration, and information relating to finances, costs, prices, suppliers, vendors, customers and employees; and (b) any information that contains, reflects, or is based in whole or in part any of the foregoing furnished from one Party to the other Party including, without limitation, any notes, analyses, compilations, studies, interpretations, memoranda or other documents or tangible things.

1.8.

“Contract Year” means (a) the twelve (12) month period beginning on the Effective Date and ending on the calendar day immediately prior to the twelve (12) month anniversary thereof; and (b) each such twelve (12) month period thereafter during the Term of the Agreement.

1.9.	“Effective Date” has the meaning set forth in the Preamble.
1.10.

“Equipment” shall mean the equipment and tooling used by Lubrizol in the manufacture of the Products but which are owned by Sientra (including, but not limited to mandrels purchased by or on behalf of Sientra).

1.11.	“Exclusivity Percentages” has the meaning set forth in Section 3.1.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

1.12.	“Failure to Supply Event” has the meaning set forth in Section 4.5.
1.13.	“Failure to Supply Notice” has the meaning set forth in Section 4.5.
1.14.

“FCA” shall have the meaning of “Free Carrier” given to it by INCOTERMS 2010 as published by the International Chamber of Commerce or any superseding definitions of the INCOTERMS published by the International Chamber of Commerce.

1.15.	“FDA” means the United States Food and Drug Administration.
1.16.

“Field Action” means activities outlining the steps for management and/or communication regarding the performance of distributed Products currently in use by Sientra’s customers.  These activities may include, but are not limited, recall or retrieval of Product(s) and consumer or trade notifications.

1.17.	“Field Action Costs” means Sientra’s actual out-of-pocket costs incurred as a result of any Field Action, to the extent such costs are caused by Supplier's breach of the Limited Warranty.
1.18.	“Forecast” has the meaning set forth in Section 3.2.
1.19.	“Force Majeure” has the meaning set forth in Section 12.5.
1.20.	“Increased Capacity Determination Period” has the meaning set forth in Section 3.6.
1.21.	“Indemnified Party” has the meaning set forth in Section 11.1(c)(i).
1.22.	“Indemnifying Party” has the meaning set forth in Section 11.1(c)(i).
1.23.	“Indemnity Claim” has the meaning set forth in Section 11.1(c)(i).
1.24.

“Intellectual Property Rights” means any and all of the following: (a) inventions and patents and patent applications for the same; (b) trademarks, trade names, service marks and logos; (c) internet domain names registered by any authorized private registrar or governmental authority, web addresses, web pages, websites, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, data, data files, and databases and other specifications and documentation; (e) Confidential Information, proprietary information, know-how and trade secrets; and (f) all other intellectual property rights or industrial property rights of any kind or nature (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by a Party, their employees, consultants or agents, and all rights, interests, and

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing subsections (a)-(f), however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world

1.25.	“Limited Warranty” has the meaning set forth in Section 7.2.
1.26.	“Line Information” has the meaning set forth in Section 8.1.
1.27.	“Lubrizol” has the meaning set forth in the Preamble.
1.28.	“Lubrizol Capacity Notice” has the meaning set forth in Section 3.6.
1.29.

“Manufacture” or “Manufactured” or “Manufacturing” means Supplier’s engineering, manufacturing, quality control testing and storage of Product in accordance with the terms and conditions of this Agreement and the Quality Agreement.

1.30.	“Maximum Capacity” has the meaning set forth in Section 3.6.
1.31.	“Maximum Capacity Notice” has the meaning set forth in Section 3.6.
1.32.	“Modified Exclusivity Percentage” has the meaning set forth in Section 4.5(a).
1.33.	“New Products” has the meaning set forth in Section 3.1.
1.34.	“Nonconforming” or “Nonconformity” means that the components, materials or Products fail to conform in all material respects with the applicable Specifications.
1.35.	“Party” and “Parties” has the meaning set forth in the Preamble.
1.36.	“Price Increase Notice” has the meaning set forth in Section 3.8.
1.37.	“Prior Manufacturing Agreement” has the meaning set forth in the Recitals.
1.38.	“Product Change” has the meaning set forth in Section 4.6.
1.39.

“Products” means the Sientra-brand Allox2®, Dermaspan™ and Softspan™ tissue expanders and tissue expander accessories listed in Appendix A of this Agreement and any line extensions, modifications or improvements thereof as may be mutually agreed to in writing by the Parties from time to time pursuant to this Agreement and/or the Quality Agreement.

1.40.	“Purchase Orders” has the meaning set forth in Section 3.3.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

1.41.	“Purchaser” has the meaning set forth in Section 12.2.
1.42.	“Quality Agreement” has the meaning set forth in Section 5.5.
1.43.	“Ramp-Up Period” has the meaning set forth in Section 3.5.
1.44.	“Ramp-Up Quantities” has the meaning set forth in Section 3.5.
1.45.	“Regulatory Authority” means the FDA, Health Canada and any other regulatory agency or body whose permission is required for importation, promotion, pricing, marketing or sale of the Products.
1.46.

“Regulatory Filings” means (a) all applications, filings, dossiers and similar materials submitted by a Party or their agents or representatives to any Regulatory Authority anywhere in the world, including any annual reports, amendments or adverse event reports, and (b) any correspondence or communications between a Party or their agents or representatives and any Regulatory Authority.

1.47.	“Root Cause Analysis” has the meaning set forth in Section 5.6.
1.48.	“Sientra” has the meaning set forth in the Preamble.
1.49.	“Sientra Indemnified Parties” has the meaning set forth in Section 11.1(b).
1.50.

“Specifications” shall mean all drawings and specifications for the design, engineering, materials of construction, process and quality levels associated with the Manufacture of the Products approved and in use as of the Effective Date (as the same may be amended from time to time by mutual written agreement of the Parties).

1.51.	“Supplier” has the meaning set forth in the Preamble.
1.52.	“Supplier Indemnified Parties” has the meaning set forth in Section 11.1(a).
1.53.	“Term” has the meaning set forth in Section 9.1.
1.54.	“Third Party Breach of Limited Warranty Claim” has the meaning set forth in Section 11.1(b)(i).
1.55.

“Timely Deliver” means delivery on or before the delivery date specified in the applicable Purchase Order (so long as such delivery date is consistent with the delivery schedule for such Products agreed to by the Parties for the delivery of Products prior to the date of this Agreement, or as otherwise may be agreed to in writing by the Parties), including an additional ten (10) day grace period with respect to the delivery date, and excluding any delays caused by (i) Sientra (including, without limitation, failure to

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

deliver the Ammonium Carbonate in accordance with Section 4.9 of this Agreement), (ii) Force Majeure or (iii) any sterilization issues which occur prior to the Parties executing the Quality Agreement.
1.56.	“Transfer” has the meaning set forth in Section 12.2.
2.	APPOINTMENT OF MANUFACTURER
2.1.

Appointment of Lubrizol. Subject to the terms and conditions of this Agreement, Sientra hereby appoints Lubrizol, and Lubrizol accepts such appointment, as the non-exclusive (except as otherwise expressly set forth in Sections 3.1, 3.5 and 4.5 of this Agreement), contract manufacturer of the Products for Sientra during the Term of this Agreement.  Subject to the terms and conditions of this Agreement, Lubrizol shall use its commercially reasonable efforts to supply the Products to Sientra consistent with Sientra’s Forecasts.

3.	TERMS AND CONDITIONS OF PURCHASE
3.1.

Purchase and Supply Commitments.  During the Term of this Agreement, and subject to Sientra’s rights in Sections 3.5 and 4.5 below, Sientra shall purchase from Lubrizol, and, subject to the terms of this Agreement, Lubrizol shall manufacture and supply for Sientra, the following percentages of Sientra’s requirements for Products intended for distribution anywhere in the world (a) during the first three (3) years of the Term, [***]% of such requirements; (b) during the fourth (4th) year of the Term, [***]% of such requirements and (c) during the fifth (5th) and sixth (6th) years of the Term, [***]% of Sientra’s requirements for Products (collectively the “Exclusivity Percentages”). The Exclusivity Percentages shall not apply to any products which were then being manufactured by a third-party company which products Sientra acquires after the date of this Agreement, and, subject to the terms of this Section 3.1, any modifications or improvements of such then existing products (collectively, “New Products”).  For purposes of clarification, and relating to the Products and any New Products, Sientra shall not use an alternate, different or substitute product to replace, or in any way to reduce Sientra’s purchase obligations or to reduce the quantity of Products Sientra requires.  Lubrizol has the right to periodically audit and review Sientra’s books and records and interview Sientra’s personnel to determine if the obligations in this Section 3.1 have been fulfilled.

3.2.

Forecasts.  Subject to Section 3.5 below, Sientra shall, on a quarterly basis, provide Lubrizol with a binding three (3) month order commitment, and a non-binding, rolling twelve (12) month forecast of its worldwide volume for each Product, which forecast shall be broken down by the specific SKUs for each Product and shall indicate the volumes and mix of mandrels needed to execute the applicable forecast (each a

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

“Forecast”).  Lubrizol shall provide written notice within ten (10) business days after receipt of a Forecast if Lubrizol does not in good faith believe it can manufacture sufficient Product to meet the Exclusivity Percentages of the Products set forth in Section 3.1 above.  In addition, Sientra shall give Lubrizol at least six (6) months prior written notice if Sientra expects to sustain a level of business from Lubrizol: (a) in excess of [***] units per month for any month in the applicable Forecast; or (b) less than [***] units per month for any month in the applicable Forecast.

3.3.

Purchase Orders.  Sientra shall submit orders for the Products to Lubrizol in a manner and form agreed to by the Parties which shall, at a minimum, set forth the Products (by specific SKUs), quantities, price, delivery dates (so long as such delivery date is consistent with the delivery schedule for such Products agreed to by the Parties for the delivery of Products prior to the date of this Agreement, or as otherwise may be agreed to in writing by the Parties), shipping address and shipping instructions for all Products ordered, in accordance with any applicable terms relating thereto set forth on Appendix A or as may be agreed to in writing by the Parties (“Purchase Orders”).   Purchase Orders may be issued on an open-end “blanket” basis, reasonably acceptable to, and approved (which approval shall not be unreasonably withheld, conditioned or delayed) in writing by, Supplier, with periodic drawdowns (which drawdowns shall also be deemed to be a “Purchase Order” under this Agreement).  Purchase Orders may be submitted electronically.  Lubrizol shall accept or reject each Purchase Order submitted by Sientra within ten (10) days of receipt.  Each Purchase Order accepted by Lubrizol shall give rise to a binding contract between the Parties for the manufacture and sale of the Products ordered and shall be subject to the terms and conditions of this Agreement which shall govern and supersede any additional or contrary terms set forth by Sientra or Lubrizol in a Purchase Order, draw down, acceptance, confirmation, invoice or other document.  Unless agreed to in writing signed by both Parties, any terms and conditions additional to or different from this Agreement shall be null and void.

3.4.

Modification, Amendment and Cancellation of Purchase Orders.   Except as set forth in this Section 3.4, Purchase Orders may be rescheduled, modified or cancelled only by mutual written agreement of the Parties.  All Purchase Orders submitted by Sientra and accepted by Lubrizol shall remain binding on the Parties notwithstanding the expiration or earlier termination of this Agreement, which obligations shall survive any such expiration or termination.  Prior to Lubrizol commencing shell manufacturing for an applicable Purchase Order, Sientra may modify such Purchase Order to change the mix of SKUs within a particular family of Products covered by such Purchase Order (with such families referring to the Allox2® Classic, Allox2® Pro, Dermaspan™ and Softspan™ as of the date of this Agreement), but not between the families of Products covered by such Purchase Order, provided that such modification does not alter the total amount of Products ordered within such family for such Purchase Order.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

3.5.

Supply Ramp-Up Period.   Subject to the satisfaction and performance of subsections (a) through (e) of this Section 3.5, for the period from the Effective Date through September 30, 2020 (the “Ramp-Up Period”), Sientra shall order from Lubrizol, and, subject to the terms of this Agreement, Lubrizol shall manufacture and deliver to Sientra, the following quantities of Products (the “Ramp-Up Quantities”):

(i)	[***]– [***] units
(ii)	[***]– [***] units
(iii)	[***]– [***] units
(iv)	[***]– [***] units
(v)	[***]– [***] units
(vi)	[***]– [***] units
(vii)	[***]– [***] units
(viii)	[***]– [***] units
(ix)	[***]– [***] units

[***]– [***] units

(x)[***]– [***] units

(xi)	[***]– [***] units

(a)

During the Ramp-Up Period, Sientra shall not submit Purchase Orders, or deliver a Forecast, that sets forth quantities of Products in excess of the Ramp-Up Quantities.  Any Purchase Order or Forecast submitted during the Ramp-Up Period setting forth Products in excess of the Ramp-Up Quantities shall not be binding upon Lubrizol, and shall not form the basis for any Failure to Supply Event under Section 4.5.

(b)

Sientra shall either (1) provide Lubrizol with a binding Purchase Order for Lubrizol to purchase all needed mandrels or (2) Sientra shall obtain such needed mandrels and deliver the same to Lubrizol, in each case (A) on or before the date(s) reasonably required by Lubrizol based on Lubrizol’s need for such mandrels as part of its planning and manufacturing process relating to such increased volumes and (B) in amounts necessary to fulfill the volumes set forth in the first six (6) months of the applicable Forecast.

(c)	All of the Franklin-supplied molded components relating to the Products set forth below shall have been validated and approved by Sientra by the following corresponding dates:

(1)Allox2 Classic: [***]

(2)Allox2 PRO: [***]

(3)Dermaspan: [***]

(d)	The time periods set forth in this Section 3.5 shall be subject to extension for Force Majeure in accordance with the terms of Section 12.5 of this Agreement,

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

including, but not limited to, any raw material supply related issues (e.g. non-delivery/late-delivery) or any regulatory related issues (e.g. non-approvals/approval delays).

(e)

In the event that the conditions set forth in subclauses (b)-(c) above are not timely satisfied and/or performed, then the maximum quantity of Products that Lubrizol shall be obligated to manufacture and deliver to Sientra during the Ramp-Up Period shall be the following amount of units for the following respective months unless otherwise agreed to in writing by Lubrizol:

(1)	[***]- [***] units
(2)	[***]– [***] units
(3)	[***]– [***] units
(4)	[***]– [***] units
(5)	[***]– [***] units
(6)	[***]– [***] units
(7)	[***]– [***] units
(8)	[***]– [***] units
(9)	[***]– [***] units

(10)[***]– [***] units

(11)[***]– [***] units

3.6.

Maximum Orders; Increased Supply Option.  Following the expiration of the Ramp-Up Period, unless otherwise agreed to in writing signed by both Parties, in no event shall Lubrizol be obligated to manufacture quantities of Products in amounts that exceed [***] units per month (the “Maximum Capacity”).  In the event that Sientra desires to order more than the Maximum Capacity, then Sientra shall be required to deliver at least six (6) months advance written notice of the same to Lubrizol (the “Maximum Capacity Notice”) in accordance with the terms of Section 3.2 of this Agreement (which notice may not be delivered until after [***]), which Maximum Capacity Notice shall include the amount of such increased capacity in excess of the Maximum Capacity. Upon Lubrizol’s receipt of the Maximum Capacity Notice, the Parties shall engage in good faith discussions and reasonably cooperate with each other for a period of thirty (30) days (the “Increased Capacity Determination Period”) in order to determine if Lubrizol can increase capacity to meet Sientra’s increased capacity needs.  On or before the expiration of the Increased Capacity Determination Period, Lubrizol shall notify Sientra in writing (the “Lubrizol Capacity Notice”) if Lubrizol can supply the requested increased capacity in excess of the Maximum Capacity.  If the Lubrizol Capacity Notice indicates that Lubrizol cannot meet the increased capacity beyond the Maximum Capacity, then the Exclusivity Percentages set forth in Section 3.1 shall thereafter become null and void upon the expiration of the Increased Capacity Determination

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

Period, and the following provisions shall apply for the balance of the Term of this Agreement:
(a)

In the event that Sientra’s increased world-wide volume of the Products is greater than [***] units per month, then, subject to the terms of this Agreement, Sientra shall be required to purchase and Lubrizol shall be obligated to manufacture and deliver, [***] units of the Products per month;  or

(b)

In the event that Sientra’s increased world-wide volume of the Products is less than [***] units per month, then, subject to the terms of this Agreement, Sientra shall be required to purchase and Lubrizol shall be obligated to manufacturer and deliver, [***] percent ([***]%) of Sientra’s actual world-wide volume of the Products.

3.7.

Pricing and Payment Terms. During the term of this Agreement, Sientra agrees to pay Lubrizol the unit prices listed in Appendix A, as the same may be adjusted pursuant to Section 3.8 of this Agreement. Payment terms shall be net thirty (30) days from the invoice date.  If any amount owing to Lubrizol is not paid within ten (10) days when due under this Agreement, each unpaid amount shall bear interest at the rate of [***] percent ([***]%) of the amount due per month, or the highest rate permitted under applicable law, whichever is less.  Sientra shall be responsible for Supplier's collection costs and attorneys' fees in collecting any past due amounts.

3.8.

Price Adjustments.  Except as set forth in this Section 3.8, the prices for the Products shall be fixed as set forth in Appendix A for the Term of the Agreement.  On an annual basis (no later than each anniversary of the Effective Date), the Parties shall meet and discuss reasonably and in good faith appropriate decreases to the price for Products due to, for example, manufacturing volume increases, manufacturing yield, efficiency increases and other reasons.  In addition, upon sixty (60) days prior written notice to Sientra [***].  Subject to any confidentiality obligations, upon Sientra’s request, Lubrizol shall use commercially reasonably efforts to cause [***].  Any such price increase shall become effective with respect to any applicable Products shipped after the expiration of such sixty (60) period, including any Products which were part of a Purchase Order issued prior the price increase becoming effective.  In addition, in connection with the Parties’ negotiation of the Quality Agreement pursuant to Section 5.5 of this Agreement, in the event that the Parties’ resolution of [***].

3.9.

Taxes.  Unless otherwise mutually agreed to in writing by the Parties, Sientra shall pay all sales, use, excise, medical device excise tax or similar taxes applicable to the Products.  In lieu of certain tax payments, Sientra may provide Lubrizol with a tax exemption certificate acceptable to the taxing authorities.  Sientra agrees to reimburse Lubrizol for any such amounts which Lubrizol pays on behalf of Sientra.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

3.10.

Freight Costs.  All freight, shipping, delivery and related insurance costs associated with the procurement of components and materials associated with the manufacture of the Products shall be the responsibility of Lubrizol.  All freight, shipping, delivery and related insurance costs associated with the shipment of the finished Products to Sientra or its customers shall be the responsibility of Sientra.

3.11.

Title and Risk of Loss.  Unless otherwise mutually agreed to in writing by the Parties, all sales and deliveries are FCA (Lubrizol’s Facility), except that Sientra shall have the obligation to obtain any export license or authorization required if the Products are to be exported. Products shall be packaged and labelled as set forth in the Specifications or otherwise as agreed to in writing by the Parties.  Title to, and all risk of loss or damage concerning, the Products shall pass to Sientra immediately upon the delivery of the Products to Sientra as set forth above. Sientra’s rejection of any Products purchased hereunder shall not shift any risk for those Products until they are returned to and received by Lubrizol, freight prepaid, pursuant to Lubrizol’s written instructions.

4.	MANUFACTURING OBLIGATIONS
4.1.

Manufacturing Location.  Lubrizol shall manufacture the Products for Sientra at its facility located at [***]or its facility located at [***], or such other location as may be agreed to in writing signed by both Parties.

4.2.

Vendors.  Except as Sientra may otherwise expressly direct in the Specifications, and subject to any applicable terms of the Quality Agreement, Lubrizol shall be responsible for identifying and qualifying all vendors of materials, components and parts necessary to manufacture the Products, and for procuring at its own expense all such materials, components and parts.

4.3.

Inspection; Records.  Lubrizol shall comply with all pre-delivery inspection and quality assurance requirements in accordance with and subject to the terms and conditions of the Quality Agreement.  Lubrizol shall keep documentation and supply copies of such documentation in accordance with and subject to the terms and conditions of the Quality Agreement.  Sientra shall be permitted to conduct inspections and testing in accordance with and subject to the terms and conditions or the Quality Agreement.

4.4.

Timely Delivery.  Since assurance of adequate supply at all times is essential to the operation of Sientra’s business, Lubrizol shall use commercially reasonable efforts to meet delivery schedules in accordance with the lead times set forth in this Agreement or as otherwise agreed to in writing by the Parties.  Any delays in delivery due to: (a) engineering changes outstanding with Sientra; or (b) temporary deviation notices pending with Sientra, shall not count against the timely delivery requirements of this Section 4.4.  Lubrizol shall promptly notify Sientra of any actual or prospective delay in

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

delivery, and Lubrizol shall obtain Sientra’s, or its authorized third parties, approval before making partial deliveries (which approval shall not be unreasonably withheld, conditioned or delayed).  If the delivery of Products is delayed by more than seven (7) days through no fault of Sientra or not due to a Force Majeure event, Sientra may, at its option, require Lubrizol to deliver Products by means of commercially reasonable premium transport identified by Sientra, at Lubrizol’s sole cost, as its sole and exclusive remedy as a result of any such delay (provided, however, that Sientra shall maintain any rights if and to the extent set forth in Section 4.5 below as well).  Unless otherwise agreed to in writing by the parties, a [***] percent ([***]%) overage or underage of Product delivered shall be accepted by Sientra.

4.5.

Supply Failure.  In the event that Lubrizol fails to Timely Deliver at least [***] percent ([***]%) of Sientra’s Product Orders that were submitted in compliance with the terms and conditions of this Agreement (including, without limitation, being consistent with the applicable Forecast), and accepted by Lubrizol, for any [***] (collectively, a “Failure to Supply Event”), and Sientra gives Lubrizol written notice of such Failure to Supply Event within thirty (30) days after the occurrence thereof (“Failure to Supply Notice”), then, subject to the terms of Section 4.5(b) below, the Exclusivity Percentages set forth in Section 3.1 shall thereafter become null and void upon Lubrizol’s receipt of the Failure to Supply Notice, and the following provisions shall apply for the balance of the Term of this Agreement:

(a)

Subject to subsections (b) and (c) below, Sientra’s purchase obligations in Section 3.1 shall be reduced to an amount equal to the percentage of the applicable Product Orders that Lubrizol Timely Delivered relating to the Failure to Supply Event multiplied by the Exclusivity Percentage (the “Modified Exclusivity Percentage”).  For example, if such Failure to Supply Event occurred during the first year of the Term of this Agreement and if Lubrizol Timely Delivered [***] percent ([***]%) of the applicable Product Orders relating to such Failure to Supply Event, the Modified Exclusivity Percentage would be [***]% ([***]% x Exclusivity Percentage ([***]%)) for the balance of the first three (3) years of the Term, [***]% ([***]% x Exclusivity Percentage ([***]%)) for the fourth year of the Term, and [***]% ([***]% x  Exclusivity Percentage ([***]%)) for the fifth and sixth years of the Term.

(b)

In the event that Lubrizol can demonstrate to Sientra’s good faith, reasonable satisfaction that Lubrizol can Timely Deliver the quantities that it failed to Timely Deliver with respect to the applicable Failure to Supply Event (i.e. the [***]% shortfall with respect to the [***]% example cited above in Section 4.5(a)) within six (6) months after receipt of a Failure to Supply Notice, then the Exclusivity Percentages shall be reinstated to the full amounts otherwise set forth in this Agreement for the balance of the Term of this Agreement.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

(c)

In the event that there are three or more Failure to Supply Events during any [***] period during the Term that are not remedied in accordance subsection (b) above, then Sientra may at its option, terminate the Agreement upon ninety (90) days written notice to Lubrizol, which notice shall be given within thirty (30) days after the expiration of the six (6) month cure period set forth in Section 4.5(b) above relating to such third or more Failure to Supply Event.

4.6.

Changes to Specifications.  Sientra shall have the right at any time to designate changes to the specifications, procedures, validated processes, equipment, components, materials or the suppliers of components of materials for any Product (“Product Change”).  Any Product Change shall be made as permitted in, and in compliance with, the Quality Agreement.  Any increase or decrease in cost to Lubrizol to manufacture the Products which is caused by a Product Change shall be adjusted in accordance with Section 4.7.

4.7.

Cost Of Product Changes.  The full, incremental cost of any Product Change shall be borne by Sientra by way of an immediate change in pricing of any units of such Product in which such Product Change has been incorporated.   In addition, Sientra shall be required to pay Lubrizol for any inventory rendered obsolete by any such Product Change, including any reasonable and customary handling or administrative fees in connection with such obsolete inventory.  If the cost to Lubrizol to manufacture the Products changes as a result of any requested Product Change by Sientra, Sientra and Lubrizol shall review the incremental cost of such change and shall jointly confer and negotiate in good faith to agree on the impact to Product pricing.  If the Parties fail to agree on changes to Product pricing within thirty (30) days after Sientra’s requested Product Change, then any increases in cost to Lubrizol to manufacture the Product pursuant to the Product Change shall be added to the pricing of such Product, including retroactively with respect to any Products manufactured during such thirty (30) day period in which such Product Change has been incorporated.

4.8.

Equipment.  Lubrizol represents and warrants that the Equipment shall be used solely for the purpose of performing Lubrizol’s obligations hereunder.  Lubrizol shall maintain preventative maintenance and calibration schedules and actions in compliance with ISO 13485 quality system requirements and FDA regulatory requirement 21 CFR 820.  Lubrizol shall provide to Sientra, upon request, an inventory report of the Equipment in Lubrizol’s possession. If Equipment is lost, damaged or otherwise found to be unsuitable for use, Lubrizol shall report this to Sientra and maintain records.  Sientra represents and warrants that any Equipment shall be suitable for the operations intended to be performed by Lubrizol, free of defects in design, workmanship and material. If found defective during processing, Sientra shall promptly deliver suitable replacements at no charge to Lubrizol.  If any Equipment is damaged by Lubrizol (as opposed to normal wear and

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

tear), this will be reported to Sientra and (i) with respect to any Equipment supplied by Sientra, Sientra shall replace the same and Lubrizol shall credit Sientra with the reasonable cost thereof, (ii) with respect to Equipment which Lubrizol obtained directly from third parties, Lubrizol shall obtain the same at its sole cost and expense, and (iii) with respect to any Equipment which Lubrizol makes itself, Lubrizol shall remake the same itself at its sole cost and expense, as all of the foregoing (i)-(iii) shall be reasonably agreed to by the parties.  If any Equipment needs to be replaced due to normal wear and tear or causes beyond damage caused by Lubrizol (including, without limitation, any Equipment which cannot be reconditioned by the manufacturer of such Equipment), the same shall be replaced by Sientra at its sole cost and expense.

4.9

Ammonium Carbonate.  Sientra shall obtain, process and deliver to Lubrizol’s designated manufacturing location set forth in Section 4.1 of this Agreement ammonium carbonate in accordance with the Specifications (“Ammonium Carbonate”) and in accordance with a delivery schedule to be reasonably agreed to by the Parties from time to time based on the Forecasts.  In the event that it is discovered than any such Ammonium Carbonate does not meet the Specifications, Sientra shall deliver to Lubrizol replacement Ammonium Carbonate in accordance with the Specifications as soon as reasonably possible.  From time to time, Sientra shall provide Lubrizol with evidence reasonably satisfactory to Lubrizol of Sientra’s actual cost of obtaining, processing and delivering such Ammonium Carbonate in accordance with the requirements of this Section 4.9 (the “Ammonium Carbonate Cost”).  Upon Lubrizol’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed, Lubrizol shall credit such Ammonium Carbonate Cost against amounts otherwise due under this Agreement, as shall be reasonably agreed to by the Parties.

5.	REGULATORY MATTERS.
5.1.

Regulatory Approvals.  Lubrizol shall be solely responsible for obtaining and maintaining all regulatory approvals and clearances required in order for Lubrizol to manufacture the Products for Sientra.  Sientra shall be responsible for obtaining and maintaining all regulatory approvals and clearances required for the purchase, marketing, sale and distribution of the Products.  Each Party shall be responsible for submitting reports to the other Party, the FDA and all other Regulatory Authorities as appropriate. Each Party shall provide all reasonable cooperation to the other in these efforts.

5.2.

Manufacturing Regulatory Compliance. The Parties understand and acknowledge that the Products referenced in this Agreement are covered by regulation 510(k) submissions owned and maintained by Sientra.  Lubrizol shall be solely responsible for complying with all applicable manufacturing regulatory requirements, including lot control and device history records.  Lubrizol agrees to establish and maintain good records and

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

relations with regards to local, state and federal agencies.  Additionally, Lubrizol agrees to maintain records as required by Quality System Regulations for Unclassified Medical Devices.  Sientra shall have the right to audit upon reasonable notice Lubrizol records and practices related to the Products.  Sientra will receive and investigate all field complaints related to subject Products manufactured by Lubrizol.  Lubrizol agrees to maintain the appropriate records required to support field complaint investigation, and as required by Quality System Regulations for Unclassified Medical Devices.

5.3.	Quality Documents. Lubrizol may not destroy any quality documents associated with the Products without prior written consent from Sientra.
5.4.	Design Control. Sientra shall retain design control files and responsibility for compliance to regulatory provisions associated with such files.
5.5.

Quality Agreement.  Within ninety (90) days after the Effective Date, the Parties shall use good faith, commercially reasonable efforts to agree upon a Quality Agreement with respect to the Products (the “Quality Agreement”); whereupon the Quality Agreement and the terms and conditions thereof shall automatically be deemed to be incorporated herein.   In the event of any conflict or inconsistency between the quality or technical terms in the Quality Agreement and this Agreement, the applicable quality or technical terms in the Quality Agreement shall control.

5.6.

Root Cause Analysis.  When a Nonconformity is identified during any inspection or quality control tests, Lubrizol shall, at its sole expense; (a) replace or reinspect (if appropriate) the Nonconforming material, component or Products; and (b) perform and complete a process to identify the cause of the Nonconformity (a “Root Cause Analysis”) within thirty (30) days after such Nonconformity is identified; provided, however, in the event that any such Nonconformity is determined to have been caused by any Ammonium Carbonate supplied by Sientra to Lubrizol under Section 4.9 of this Agreement), any such costs and expenses in this Section 5.6 shall be at Sientra’s sole expense.  Upon completion of each Root Cause Analysis, Lubrizol shall promptly implement a corrective action preventive action (“CAPA”) plan to prevent further Nonconformities, and communicate to Sientra, in writing, the results of the Root Cause Analysis and CAPA plan.

5.7.

Customer Complaints.  Sientra shall be responsible for monitoring complaints from customers and will promptly advise Lubrizol of any such complaints it receives.  Sientra shall be responsible for receipt of, and response to, customer complaints, as well as determination of whether customer complaints are reportable under the applicable regulations.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

5.8.

Field Actions.  If any Product defect, breach of Lubrizol’s Limited Warranty in Section 7.2, or any action by the Regulatory Authorities necessitates or requires a Field Action with respect to any Product, Sientra shall promptly notify Lubrizol (in any event, within five (5) business days) after becoming aware, before making any Field Action. The Parties shall endeavor to reach an agreement before taking any Field Action regarding the manner, text and timing of any publicity to be given such matter in time to comply with any requirements of the Regulatory Authorities.  The Parties agree to provide reasonable cooperation to one another in the event of any Field Action.  Supplier is responsible to reimburse Sientra for Field Action Costs subject to any applicable limitations in Section 11.4.

6.	CONTRACT MANAGEMENT
6.1.

Quarterly Review Meetings.  The Parties shall, per a written request by either Party, meet in a mutually agreed to location to review and discuss, among others, the following points of performance under this Agreement:

(a)	ongoing manufacturing and operation planning process, including inventory levels;

(b)	cost improvement and reduction efforts and initiatives;

(c)	Product quality;

(d)	potential or existing disputes between Lubrizol and Sientra, or between Lubrizol and any other third party, or between Sientra and any other third party;

(e)	any need for working groups and the defined scope of responsibilities; and

(f)

any need for standards and/or metrics by which to evaluate operation and/or performance of the Parties under this Agreement, including performance related to delivery, quality and the need for potential performance improvements.

7.	REPRESENTATIONS AND WARRANTIES
7.1.

Mutual Representations, Warranties and Covenants.  Each Party represents, warrants and covenants to the other Party that the following statements are true and correct as of the Effective Date and shall continue to be true and correct for the duration of the term of this Agreement: (a) such Party has the requisite expertise and ability to perform its obligations hereunder; (b) such Party has full power, authority and right to enter into the Agreement, and perform its obligations thereunder, without the consent, approval or

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

authorization of any third party; (c) such Party is it Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware and all other jurisdictions in which its conduct of business requires it to be qualified, and possesses all requisite authority to perform its obligations hereunder; and (d) the execution, delivery and performance of this Agreement by such Party does not constitute a breach of any contract, obligation or duty to which such Party is subject.

7.2.

Limited Product Warranty.  Supplier warrants to Sientra that each Product shall be Manufactured in accordance with the Specifications and shall conform to the Specifications for a period of one (1) year after the date of delivery of such Product ("Limited Warranty"), provided that this Limited Warranty shall not apply in instances where the failure of Products to meet the Specifications is not due to acts or omissions of Supplier or its Affiliate or subcontractors.  By way of example, but without limitation, the Limited Warranty shall not apply to defects or Nonconformities caused in whole or in part by: (a) use, handling, shipment, operation, alteration, maintenance, assembly, or storage occurring after delivery of such Product pursuant to Section 3.10 of this Agreement; (b) negligence or willful misconduct by any party other than Supplier or its Affiliate or subcontractors; (c) repair or modifications performed by anyone other than Supplier, its Affiliate or a party authorized in writing by Supplier; (d) use in any manner or procedure other than that for which the Product is labeled; (e) use by any person other than trained medical personnel under order of a physician; (f) sterilization services performed on the Product by a party other than Supplier or its Affiliate or subcontractors; (f) purchased components or materials specified by Sientra; (g) Sientra's design; (h) use of components or materials that Sientra furnished to the Supplier or directed the Supplier to use (including, without limitation, the Ammonium Carbonate); or (i) Product that has been subjected by a party other than the Supplier or its Affiliate, after delivery of such Product pursuant to Section 3.10 of this Agreement, to environmental conditions beyond those normally expected for the Product.  An alleged breach of this Limited Warranty must be reported to Supplier within thirty (30) days of Sientra's knowledge of the alleged breach, but in no event later than one (1) year after the date of after delivery of such Product pursuant to Section 3.10 of this Agreement, or such claim under the Limited Warranty shall be forever waived.  OTHER THAN AS EXPRESSLY SET FORTH IN THIS SECTION 7.2, SUPPLIER MAKES AND GIVES NO OTHER PRODUCT WARRANTIES WHATSOEVER, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF NONINFRINGEMENT AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

7.3.

Non-Waiver.  Acceptance of delivery of Products by Sientra, inspection and testing of Lubrizol’s manufacturing operations in accordance with Section 4.3 or otherwise, and payment by Sientra for Products shall not constitute a waiver of any Sientra right set forth in this Agreement with respect to any Nonconformity (provided, however, that nothing in this Section shall affect any of the terms and provisions of Section 7.2 above or Section 7.4 below).

7.4.

Sientra Remedies.  If any Product does not conform to the Limited Warranty stated in Section 7.2 above, Sientra's sole and exclusive remedy for such breach of warranty shall be to ship such defective Products to Supplier, at Supplier's cost, and Supplier shall, at Supplier's option, repair or replace such Product at Supplier's own expense, and ship such repaired or replacement Product back to either Sientra or the applicable customer of Sientra at Supplier's own expense, or to credit Sientra the purchase price for the Product. Sientra shall not return any Product prior to obtaining written return authorization from Supplier.  For clarity, the foregoing provisions of this Section 7.4 apply to direct claims by Sientra and do not preclude Sientra's assertion of its termination rights under Section 9.2 of this Agreement or its indemnification rights under Section 11.1(b) of this Agreement.

7.5.	Sientra Representations and Warranties. Sientra represents and warrants that:
(a)

any and all information and materials disclosed to, and which may be disclosed during the term of this Agreement to, Supplier, or used for the benefit of Supplier by Sientra (excluding information and materials provided to Sientra by Supplier) do not and shall not include any confidential, trade secret or proprietary information of Third Parties, except where Sientra has the full and exclusive right and authority to disclose and use such information and materials upon the terms and conditions stated herein, all without any payment or other obligation to the Third Party;

(b)

no part of any item that Sientra recommends for inclusion in the process for Manufacturing the Products requires a Third Party consent or license of Third Party information or rights that Sientra could not sublicense or otherwise provide to enable Supplier's use in performing under this Agreement or for Manufacturing the Products;

(c)	it owns the Product Specifications;

(d)	the Product Specifications do not and will not infringe the IP rights of any Third Party (whether in patent, trademark, copyright, trade secret or otherwise);

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

(e)	it has conducted and/or caused to be conducted such testing as is necessary and prudent to ensure that the Products to be Manufactured will fulfill their intended purpose;

(f)	all Product Specifications and the design of all Products are and will be free from any defect.

7.6.

Sientra Covenants.  Sientra shall: (a) comply with all Applicable Laws relating to its business and its performance under this Agreement (including, without limitation, the regulations and reporting requirements of the Regulatory Authorities), and has obtained all known governmental permits and licenses required for it to perform its obligations under this Agreement; (b) regularly share with Supplier information about Product claims and any Sientra performed or sponsored studies, trials and assessments relating to the Products; (c) notify Supplier of any facts, circumstances or events that may result in the loss of Class III medical device status (e.g., a change in material supplier); and (d) not infringe or misappropriate any intellectual property right of any Third Party.

7.7.	Lubrizol Representations, Warranties and Covenants. Lubrizol represents, warrants and covenants that:
(a)

the manufacture, sale and delivery of the Products by Lubrizol shall conform in all material respects with all then Applicable Laws, all known governmental permits and licenses required for Lubrizol to perform its obligations under this Agreement, the Quality Agreement, cGMP and ISO 13485 standards;

(b)

Lubrizol is not, and shall not at any time during the Term, be a debarred entity or use in any capacity the services of any individual or entity known to Lubrizol to be debarred under 21 U.S.C. 335(a) or (b) of the U.S. Food, Drug and Cosmetic Act in connection with its obligations hereunder;

(c)

Lubrizol shall not make any material changes to the Specifications used to manufacture any Product sold to Sientra under this Agreement without Sientra’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned);

(d)

Lubrizol shall use commercially reasonable efforts to notify Sientra of any facts, circumstances or events that may reasonably be expected to result in (a) a breach of the Limited Warranty in Section 7.2; or (b) a Field Action, within a reasonable period of time under the circumstances after Lubrizol has actual knowledge of the same.

7.8.	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES, NOR RECEIVES ANY REPRESENTATION, WARRANTY OR

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

COVENANT OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS, WARRANTIES OR COVENANTS OF DESIGN, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE PRACTICE, WITH REGARD TO ANY PRODUCT DELIVERED HEREUNDER, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES.

8.	INTELLECTUAL PROPERTY
8.1.

Ownership of Sientra Line Information. Lubrizol acknowledges that Sientra retains ownership and control of all regulatory and technical information related to the Products, including without limitation ownership of all Regulatory Filings relating to the Products, and all Specifications, and drawings related to the Products (collectively the “Line Information”).

8.2.

Sientra’s Intellectual Property Rights.  The Parties acknowledge and agree that Sientra has, and shall have, all rights, title and interest in and to: (a) all Intellectual Property Rights owned by Sientra and/or reduced to practice prior to the Effective Date; (b) all Intellectual Property Rights conceived and/or reduced to practice independently by Sientra without reliance on any Confidential Information provided by Lubrizol; and (c) all Intellectual Property Rights developed during the course and conduct of this Agreement, whether solely by Sientra, or jointly by Sientra and Vesta, that relates to the design of the Products, the Specifications, or the use of the Products.

8.3.

Lubrizol Limited License. Sientra hereby grants Lubrizol for the Term of this Agreement a limited, non-exclusive, nontransferable license to use Sientra’s Intellectual Property Rights and Line Information solely for the purpose of fulfilling Lubrizol’s obligations under this Agreement.  Upon termination of this Agreement, Lubrizol’s rights and license to Sientra’s Intellectual Property Rights and Line Information shall immediately terminate and Lubrizol shall immediately cease to use any such Intellectual Property Rights and Line Information.  Vesta further agrees that during the term of this Agreement, and after termination or expiration of this Agreement, Lubrizol will not use any of Sientra’s Intellectual Property Rights or Line Information in developing or manufacturing any products for Lubrizol or any third party, except as otherwise agreed by Parties.

8.4.

No Implied License.  Except as expressly set forth in this Agreement, no license or other right is granted by Sientra to Lubrizol hereunder, directly or by implication, estoppel or otherwise, and no such license or other right will arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

Lubrizol shall have no right to, and shall not attempt or purport to, grant any license or sublicense to any Intellectual Property Rights or Line Information provided by Sientra to Lubrizol.
8.5.

Lubrizol’s Intellectual Property Rights.  The Parties acknowledge and agree that Lubrizol has, and shall have, all rights, title and interest in and to: (a) all Intellectual Property Rights owned by Lubrizol and/or reduced to practice prior to the Effective Date; (b) all Intellectual Property Rights conceived and/or reduced to practice independently by Lubrizol without reliance on any Confidential Information provided by Sientra.  Sientra further acknowledges and agrees that Lubrizol is in the business of manufacturing, prototyping and assembling components for specialized medical devices, and that Lubrizol may manufacture, prototype and assemble products, devices, instruments or other items for other persons which are similar in functionality to the Products. Lubrizol retains the right and Sientra agrees that Lubrizol, its employees and agents shall be free to use and employ their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, processes or skills gained or learned during the course of performing the services for Sientra. Sientra understands and agrees that Lubrizol may perform similar services for third parties using the same personnel that Lubrizol may utilize for rendering services for Sientra hereunder.

9.	TERM AND TERMINATION
9.1.

Term. Unless terminated earlier as provided for in Section 9.2 below, the term of this Agreement shall be for a period of six (6) years from the Effective Date (the “Term”).  The Parties may, by written agreement signed by both Parties, extend the Term of this Agreement for additional time periods.

9.2.

Termination for Cause.  This Agreement may be terminated by the non-defaulting Party for cause in the event of a material breach by the other Party which remains uncured after: (a) ten (10) business days after written notice thereof has been delivered to the defaulting party with respect to any monetary obligations hereunder; or (b) thirty (30) days after written notice thereof has been delivered to the defaulting Party with respect to non-monetary obligations (unless the same cannot reasonably be cured under the circumstances within such thirty (30) days, then after a reasonable period of time under the circumstances so long as the defaulting Party promptly commenced and diligently pursues the same to completion). For purposes of clarification, any monetary failure by any Party shall be deemed to be a material default.  Certain rights, liabilities or obligations of the Parties may expressly survive any such termination in accordance with the terms of Section 12.12 of this Agreement.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

10.	CONFIDENTIALITY
10.1.

Treatment of Confidential Information. During the Term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (A) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (B) not disclose such Confidential Information to any third party without the prior written consent of the other Party; and (C) not use such Confidential Information for any purpose except those permitted by this Agreement.  A Party shall have no such obligation with respect to any portion of such Confidential information of the other Party that:

(a)	is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

(b)	was known to the receiving Party prior to when it was received from the disclosing Party; or

(c)	is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure, or

(d)	has been published by a third party as a matter of right, or

(e)	has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party.

10.2.

Legally Required Disclosure. In addition, notwithstanding the above obligations, a Party may disclose Confidential Information of the other Party to the extent such disclosure is required by law or court order to be disclosed, but then only to the limited extent of such legally required disclosure, and in the case of such requirement and shall reasonably cooperate (at the other Party’s expense) in any effort of such Party to seek a protective order limiting the extent of such disclosure.

Termination.  Upon the expiration or termination of this Agreement, whichever is earlier, each Party will immediately cease using the other Party’s Confidential Information and, upon written request will return or destroy all of the other Party’s Confidential Information.

10.3.Termination.  Upon the expiration or termination of this Agreement, whichever is earlier, each Party will immediately cease using the other Party’s Confidential Information and, upon written request will return or destroy all of the other Party’s Confidential Information.

11.	INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY
11.1.	Indemnification.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

(a)

By Sientra.  SUPPLIER AND THE SUPPLIER INDEMNIFIED PARTIES (AS DEFINED BELOW) SHALL NOT BE LIABLE TO SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES (AS DEFINED BELOW) FOR, AND SIENTRA SHALL DEFEND, INDEMNIFY AND SAVE SUPPLIER, SUPPLIER'S SHAREHOLDERS (INCLUDING, WITHOUT LIMITATION, THE LUBRIZOL CORPORATION, INC. AND BERKSHIRE HATHAWAY, INC.), AFFILIATES AND SUBSIDIARIES, ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS, AND ALL OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SUPPLIER INDEMNIFIED PARTIES”), HARMLESS FROM AND AGAINST ANY AND ALL CAUSES OF ACTION OR CLAIMS OF ANY KIND FOR LOSSES, COSTS, DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES) THAT ARE ALLEGED TO ARISE OUT OF, BE INCURRED IN CONNECTION WITH, BE RELATED TO OR RESULT FROM: (A) THE PRODUCTS AND THE PRODUCT SPECIFICATIONS (AS SUCH TERMS ARE DEFINED IN SECTION 1 OF THIS AGREEMENT) (INCLUDING, WITHOUT LIMITATION, DESIGN DEFECTS, FAILURE TO WARN CLAIMS AND ENFORCEMENT CLAIMS BY ANY GOVERNMENT REGULATORY AUTHORITIES), BUT EXCLUDING ANY LOSSES, COSTS, DAMAGES OR EXPENSES TO THE EXTENT CAUSED BY SUPPLIER’S NEGLIGENCE; (B) ANY THIRD PARTY CLAIMS ALLEGING INTELLECTUAL PROPERTY INFRINGEMENT BY SIENTRA OR ITS AFFILIATES OR BREACH OF CONFIDENTIALITY RESTRICTIONS, AND ANY CLAIMS RELATED THERETO (INCLUDING, WITHOUT LIMITATION,  CLAIMS FOR BREACH OF CONTRACT, UNFAIR COMPETITION, UNJUST ENRICHMENT, MISAPPROPRIATION OF TRADE SECRETS AND VIOLATIONS OF LAW, BY SIENTRA OR ITS AFFILIATES); (C) ANY SIENTRA (OR ITS AFFILIATES’) MEDICAL DEVICES AND THE PRODUCT SPECIFICATIONS FOR SUCH SIENTRA (OR ITS AFFILIATES’) MEDICAL DEVICES (INCLUDING, WITHOUT LIMITATION, DESIGN DEFECTS, FAILURE TO WARN CLAIMS AND ENFORCEMENT CLAIMS BY ANY GOVERNMENT REGULATORY AUTHORITIES); (D) ANY FIELD ACTIONS, RECALLS, RETRIEVALS OR CONSUMER OR TRADE NOTIFICATIONS (OTHER THAN FIELD ACTION COSTS WHICH SUPPLIER IS RESPONSIBLE FOR, AS PROVIDED IN SECTION 5.8 OF THIS AGREEMENT); (E) ANY THIRD PARTIES’ PURCHASE, OWNERSHIP, LOADING, TRANSPORTATION, UNLOADING, RECEIPT, HANDLING, STORAGE, ASSEMBLY, PROCESSING, OPERATION, ALTERATION, IMPLEMENTATION, STERILIZATION, USE, MISUSE, MAINTENANCE, DISPOSAL OR RESALE OF THE PRODUCTS AND ANY SIENTRA (OR ITS AFFILIATES) MEDICAL DEVICES, ALONE OR IN COMBINATION WITH OTHER SUBSTANCES OR IN THE OPERATION OF ANY PROCESS; (F) THE RESEARCH, DEVELOPMENT, DESIGN, USE, HANDLING, PROMOTION, MARKETING, DISTRIBUTION, EXPORTATION, IMPORTATION, SALE OR OFFERING FOR SALE OF THE PRODUCTS AND ANY SIENTRA MEDICAL DEVICES BY SIENTRA OR ITS AFFILIATES, DISTRIBUTORS OR AGENTS; AND (G) SIENTRA'S AND ANY OF SIENTRA’S AFFILIATES' AND OTHER THIRD PARTY MANUFACTURER’S ACTS, OMISSIONS, NEGLIGENCE, WILLFUL MISCONDUCT AND BREACH OF ANY PROVISION OF THIS AGREEMENT; PROVIDED THAT, FOR CLARITY, THE FOREGOING DEFENSE, INDEMNITY AND HOLD HARMLESS OBLIGATIONS ARE SUBJECT TO SUPPLIER'S OBLIGATIONS EXPRESSLY PROVIDED IN SECTION 11.1(B) OF THIS AGREEMENT, WHICH SUPPLIER OBLIGATIONS ARE SUBJECT TO SECTION 11.4 OF THIS AGREEMENT.

(b)

By Supplier. SUBJECT TO SECTION 11.4 OF THIS AGREEMENT, SUPPLIER SHALL DEFEND, INDEMNIFY AND SAVE SIENTRA, SIENTRA’S SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES, ALL OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS, AND ALL OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SIENTRA INDEMNIFIED PARTIES”), HARMLESS FROM AND AGAINST ANY AND ALL THIRD PARTY CAUSES OF ACTION OR CLAIMS OF ANY KIND FOR LOSSES, COSTS, DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) THAT ARE ALLEGED TO ARISE OUR OF, BE INCURRED IN CONNECTION WITH, BE RELEATED TO OR RESULT FROM:

(i)

TO THE EXTENT SUCH CAUSES OF ACTION OR CLAIMS ARE CAUSED BY SUPPLIER’S BREACH OF THE LIMITED WARRANTY IN SECTION 7.2 OF THIS AGREEMENT, BUT ONLY TO THE EXTENT SUCH  BREACH WAS CAUSED BY SUPPLIER’S  GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE MANUFACTURING PROCESS, AND PROVIDED THAT THE INDEMNITY CLAIM IS BROUGHT BY SIENTRA WITHIN TWO (2) YEARS OF IMPLANTATION (“THIRD PARTY BREACH OF LIMITED WARRANTY CLAIMS”);

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

(ii)

TO THE EXTENT CAUSED BY SUPPLIER’S INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY (PROVIDED, HOWEVER, THAT IF SUCH THIRD PARTY INFRINGEMENT ARISES OUT OF, IS INCURRED IN CONNECTION WITH, IS RELATED TO OR RESULTS FROM ANY INFORMATION PROVIDED BY SIENTRA TO SUPPLIER THEN SUPPLIER SHALL NOT PROVIDE ANY SUCH DEFENSE, INDEMNIFICATION AND SAVE HARMLESS FOR SUCH THIRD PARTY INFRINGEMENT);

(c)	Procedure.

(i)

A Party, the Supplier Indemnified Parties and the Sientra Indemnified Parties (as the case may be) (each, an “Indemnified Party”) intending to make an indemnification/defense/and-or hold-harmless claim under Section 11 of this Agreement (“Indemnity Claim”) shall promptly notify the other Party (“Indemnifying Party”) of such Indemnity Claim (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency).  The Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Indemnity Claim is rightfully brought (provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party), unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be required to pay for more than one (1) separate law firm pursuant to such exception. If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Indemnity Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

the Indemnified Party and all other expenses of investigation and litigation. The Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Indemnity Claim.  The Indemnifying Party shall not be liable for the indemnification of any Indemnity Claim settled (or resolved by consent to the entry of judgment), without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(ii)

If the Indemnifying Party accepts the defense of any such Indemnity Claim, the Indemnifying Party shall have the right to settle such Indemnity Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement, negotiated dismissal or judgment by consent of such Indemnity Claim, unless: (1) there is no finding or admission of any violation of Applicable Laws or any violation of the rights of any person or entity by an Indemnified Party and no requirement that the Indemnified Party admit fault or culpability; and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party without contribution or indemnity by the Indemnified Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action (including, without limitation, any equitable remedy, injunction or specific performance).

(d)

Cooperation.  Regardless of who controls the defense, the other Party hereto shall reasonably cooperate in the defense as may be requested.  Without limitation, the Party hereto which is not the Indemnifying Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Indemnity Claim.

(e)	Complaints. Sientra shall monitor customer complaints and will advise Lubrizol of any such complaints it receives.

11.2.

Vesta Insurance. As of the Effective Date, Lubrizol is insured under a products-completed operations liability insurance policy with a limit of not less than One Million Dollars ($1,000,000) in the aggregate.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

11.3.

Sientra Insurance.  During the Term, Sientra shall maintain Products Liability and Errors and Omissions insurance which shall be issued by insurance companies having an A.M. Best financial strength rating of A-/VIII or better and which provides coverage for the liabilities of Sientra under any of the provisions of this Agreement, with limits at all times of not less than Four Million and no/100 dollars ($4,000,000.00) per occurrence. No policy of insurance required by this Agreement shall contain a deductible or self-insured retention in excess of Five Hundred Thousand and no/100 dollars ($500,000.00).  All deductibles and self-insured retentions carried by Sientra under its insurance program are the sole responsibility of Sientra and shall not be borne in any way by Lubrizol. Lubrizol shall be made an additional insured on all of Sientra's policies of insurance (including, without limitation, those providing coverage for products liability and errors and omissions) which provide coverage for the liabilities of Sientra under any of the provisions of this Agreement. Each policy shall include language providing that such insurance: (1) applies separately to each insured or additional insured against whom a claim is made; (2) shall respond as primary insurance and shall not contribute with any other valid and collectible other insurance (including any deductibles or self-insured retentions) or self-insurance that may be maintained by Lubrizol; and (3) shall not contain any cross liability exception or exclusion that would bar claims made by or against an additional insured. Sientra shall cause the insurance companies issuing the insurance described in this Section to waive, or Sientra shall waive on behalf of such insurance companies, all rights of subrogation against, or reimbursement from, Lubrizol. Upon execution of this Agreement, Sientra shall furnish Lubrizol with Certificates of Insurance evidencing Sientra's insurance coverage. Each such Certificate of Insurance shall accurately reflect the insurance in place, shall be in a form satisfactory to Lubrizol and shall contain language: (1) providing that thirty (30) days written notice (except ten (10) days written notice in the case of nonpayment of premium) shall be given to Lubrizol prior to expiration of, cancellation of, or material change in the coverage; (2) confirming that Lubrizol is an additional insured; (3) confirming waiver of subrogation in favor of Lubrizol; and (4) setting forth any deductibles or self-insured retentions. If required by an insurance policy, Sientra shall furnish Lubrizol with endorsements signed by Sientra's insurer to effect any of the matters required by this Section. If Lubrizol shall request, copies of Sientra's insurance policies shall be provided to Lubrizol. The foregoing insurance requirements are minimum insurance requirements intended to benefit Lubrizol; shall not be interpreted to limit Sientra's liability to Lubrizol in any manner whatsoever; and are separate from, and independent of, Sientra's other obligations under this Agreement, including but not limited to Sientra's obligations to defend, indemnify and hold Lubrizol harmless. Sientra's failure to provide insurance as required hereunder, or Sientra's failure to supply Certificates of Insurance or endorsements that comply with this Section 11.3, or the failure of Lubrizol to require evidence of insurance or to notify Sientra of any breach of the requirements of these provisions or deficiencies in the insurance obtained, shall not constitute a waiver by Lubrizol of any of these insurance requirements, or a waiver of any other terms of this Agreement, including but not limited to Sientra's obligations to defend, indemnify and hold Lubrizol harmless.

11.4.	Waiver of Consequential Damages; Limitation of Liability.
(a)

NOTWITHSTANDING ANYTHING TO THE CONTRARY, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, SUPPLIER (AND THE SUPPLIER INDEMNIFIED PARTIES) SHALL NOT BE LIABLE TO SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES FOR ANY AND ALL CLAIMS FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR STATUTORY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES OR BUSINESS; COST OF CAPITAL; COST OF PURCHASE; COST OF REPLACEMENT PRODUCTS; OR COST OF ANY FIELD ACTIONS, RECALLS, RETRIEVALS OR CONSUMER OR TRADE NOTIFICATIONS (OTHER THAN FIELD ACTION COSTS WHICH SUPPLIER IS RESPONSIBLE FOR, AS PROVIDED IN SECTION 5.8 OF THIS AGREEMENT, BUT SUBJECT TO SECTION 11.4.(D)(I) OF THIS AGREEMENT) THAT ARE ALLEGED TO ARISE OUT OF, BE INCURRED IN CONNECTION WITH, BE RELATED TO OR RESULT FROM THIS AGREEMENT OR THE QUALITY AGREEMENT OR FROM THE PERFORMANCE OR BREACH HEREOF OR THEREOF, EVEN IF SUPPLIER HAS BEEN ADVISED OF SUCH POSSIBILITY OF SUCH DAMAGES.

(b)

NOTWITHSTANDING ANYTHING TO THE CONTRARY, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, SUPPLIER'S (AND THE SUPPLIER INDEMNIFIED PARTIES') LIABILITY FOR UNDELIVERED PRODUCTS IS LIMITED TO THE DIFFERENCE BETWEEN THE GOOD FAITH MARKET PRICE WHICH WOULD BE CHARGED BY A QUALIFIED TISSUE EXPANDER MANUFACTURER AND SUPPLIER’S PRICE.

(c)

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 11.4.(D) OF THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, SUPPLIER’S (AND THE SUPPLIER INDEMNIFIED PARTIES’) TOTAL AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS THAT ARE ALLEGED TO ARISE OUT OF, BE INCURRED IN CONNECTION WITH, BE RELATED TO OR RESULT FROM THIS AGREEMENT AND THE QUALITY AGREEMENT, OR FROM THE PERFORMANCE OR BREACH

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

HEREOF OR THEREOF (INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER SECTION 7.2 OF THIS AGREEMENT), SHALL IN NO CASE EXCEED THE AMOUNTS PAID BY SIENTRA FOR THE ACTUAL PRODUCTS OR UNITS THEREOF WHICH GIVE RISE TO THE CLAIM(S).

(d)

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, SUPPLIER’S (AND THE SUPPLIER INDEMNIFIED PARTIES’) TOTAL AGGREGATE LIABILITY PER CONTRACT YEAR (WITHOUT CARRYOVER) UNDER THIS AGREEMENT AND THE QUALITY AGREEMENT SHALL NOT EXCEED:

(i)

FOR CLAIMS BY SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES: (a) FOR DIRECT DAMAGES FOR SUPPLIER’S BREACH OF CONTRACT (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR UNDELIVERED PRODUCTS); (b) FOR FIELD ACTION COSTS (AS SUCH TERM DEFINED IN SECTION 1.17 OF THIS AGREEMENT) AND (c) FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.1(B)(II), A MAXIMUM AMOUNT OF TEN PERCENT (10%) OF THE NET SALES REVENUE FOR ALL PRODUCTS PURCHASED AND FULLY PAID FOR BY SIENTRA UNDER THIS AGREEMENT FOR THE CONTRACT YEAR IN WHICH THE SUPPLIER’S ACT OR OMISSION GIVING RISE TO THE CLAIM OCCURRED (IT BEING UNDERSTOOD THAT FOR THIRD PARTY BREACH OF WARRANTY CLAIMS THIS WOULD BE THE TIME OF DELIVERY OF THE PRODUCT TO SIENTRA);

(ii)

FOR CLAIMS BY SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS FOR ALL THIRD PARTY BREACH OF LIMITED WARRANTY CLAIMS UNDER SECTION 11.1.B(I), A MAXIMUM AMOUNT OF [***]PERCENT ([***]%) OF THE NET SALES REVENUE FOR ALL PRODUCTS PURCHASED AND FULLY PAID FOR BY SIENTRA UNDER THIS AGREEMENT FOR THE CONTRACT YEAR IN WHICH THE AFFECTED PRODUCTS WERE DELIVERED TO SIENTRA;

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

(iii)

NOTWITHSTANDING SECTION 11.4(D)(I), FOR CLAIMS BY SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES FOR SUPPLIER'S NON-INTENTIONAL AND UNKNOWING BREACH OF SECTION 10 AND SUPPLIER'S NON-INTENTIONAL AND UNKNOWING INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OWNED BY SIENTRA PURSUANT TO SECTION 8.2 OF THIS AGREEMENT, A MAXIMUM AMOUNT OF ONE HUNDRED PERCENT (100%) OF THE NET SALES REVENUE FOR ALL PRODUCTS PURCHASED AND FULLY PAID FOR BY SIENTRA UNDER THIS AGREEMENT FOR THE CONTRACT YEAR IN WHICH THE SUPPLIER'S ACT OR OMISSION GIVING RISE TO THE CLAIM OCCURRED;

(iv)

FOR PURPOSES OF CLARITY, FOR ALL CLAIMS IN A CONTRACT YEAR THAT ARE ALLEGED TO ARISE OUT OF, BE INCURRED IN CONNECTION WITH, BE RELATED TO OR RESULT FROM THIS AGREEMENT OR THE QUALITY AGREEMENT (INCLUDING, WITHOUT LIMITATION, CLAIMS DESCRIBED UNDER SECTIONS 11.4(B), 11.4(C), 11.4.(D)(I), 11.4(D)(II) AND 11.4(D)(III), A MAXIMUM ANNUAL AGGREGATE AMOUNT OF [***]PERCENT ([***]%) OF THE NET SALES REVENUE FOR ALL PRODUCTS PURCHASED AND FULLY PAID FOR BY SIENTRA UNDER THIS AGREEMENT FOR THE CONTRACT YEAR IN WHICH THE SUPPLIER/SUPPLIER INDEMNIFIED PARTY’S ACT OR OMISSION GIVING RISE TO THE CLAIM OCCURRED (IT BEING UNDERSTOOD THAT FOR THIRD PARTY BREACH OF WARRANTY CLAIMS THIS WOULD BE THE TIME OF DELIVERY OF THE PRODUCT TO SIENTRA); PROVIDED, HOWEVER, THAT IF THERE ARE NO CLAIMS UNDER SECTION 11.4(D(III), THEN FOR ALL OTHER CLAIMS THAT ARE ALLEGED TO ARISE OUT OF, BE INCURRED IN CONNECTION WITH, BE RELATED TO OR RESULT FROM THIS AGREEMENT OR THE QUALITY AGREEMENT (INCLUDING, WITHOUT LIMITATION, CLAIMS DESCRIBED UNDER SECTIONS 11.4(B), 11.4(C), 11.4(D)(I) AND 11.4(D)(II), A MAXIMUM ANNUAL AMOUNT OF [***]PERCENT ([***]%) OF THE NET SALES REVENUE FOR ALL PRODUCTS PURCHASED AND FULLY PAID FOR BY

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

SIENTRA UNDER THIS AGREEMENT FOR THE CONTRACT YEAR IN WHICH THE SUPPLIER/SUPPLIER INDEMNIFIED PARTY’S ACT OR OMISSION GIVING RISE TO THE CLAIM OCCURRED (IT BEING UNDERSTOOD THAT FOR THIRD PARTY BREACH OF WARRANTY CLAIMS THIS WOULD BE THE TIME OF DELIVERY OF THE PRODUCT TO SIENTRA).

(v)

FOR PURPOSES OF CLARITY, THE FOREGOING LIMITATIONS IN THIS SECTION 11.4 SHALL NOT APPLY TO CLAIMS BY SIENTRA AND THE SIENTRA INDEMNIFIED PARTIES FOR SUPPLIER'S INTENTIONAL BREACH OF SECTION 10 AND SUPPLIER'S INTENTIONAL INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OWNED BY SIENTRA PURSUANT TO SECTION 8.2 OF THIS AGREEMENT.

(e)	NEITHER SUPPLIER NOR SIENTRA SHALL BE LIABLE FOR PENALTY CLAUSES OF ANY DESCRIPTION.
12.	GENERAL
12.1.

Governing Law. This Agreement, and all claims or causes of action relating to or arising out of this Agreement, or breach thereof (whether sounding in contract, tort, statute, or otherwise) shall be governed by, construed and enforced in accordance with the laws of the State of New York, excluding that State's choice-of-law principles. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall be inapplicable to this Agreement and transactions hereunder.

12.2.

Assignment.  Neither Party shall assign its rights or delegate its duties under this Agreement (whether by operation of law, transfers of interests in such Party or otherwise), in whole or in part, without, in each instance of, having first received the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.  Any assignment or other act described above in this Section 12.2 (each a “Transfer”) made without such consent shall be void.  Notwithstanding anything to the contrary in this Agreement, each Party shall be permitted to Transfer all of it interest in this Agreement to an Affiliate  or a Purchaser (defined below, and together with an Affiliate collectively an “Assignee”) without the other Party’s consent, provided that (i) the assigning Party provides the other Party with written notice of such Transfer within three (3) business days thereof along with an assignment and assumption agreement in form and substance reasonably acceptable to the non-assigning Party, and (ii) the Transfer shall not relieve the assigning Party of its obligations and liabilities hereunder arising or accruing prior to the effective date of such Transfer. The term “Purchaser” as used in this Section means any person or entity acquiring all or substantially all of the

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

assets of the assigning Party (whether acquired directly or by acquiring all of the ownership interest of the assigning Party).
12.3.

Waiver. Any waiver or failure to enforce any provision of the Agreement by either Party on one or more occasions shall not be deemed a waiver of any other provision or of such provision on any other occasion. In order to be effective for any purpose, any waiver must be in writing and signed by the Party making the waiver

12.4.

Severability. This Agreement is severable. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is determined by a final and binding court judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to make a good faith effort to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision).

12.5.

Force Majeure.  Neither party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of Force Majeure (as defined below).  For purposes of this Agreement, an event of “Force Majeure” means any event or circumstance beyond the reasonable control of the affected party, including, without limitation, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, sabotage, accident, embargo, act of governmental authority, compliance with governmental order on national defense requirements, or inability to obtain fuel, power, materials, labor or transportation facilities at commercially reasonable prices consistent with those prevailing as of the Effective Date.  If, due to any event of Force Majeure, either party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected party shall immediately notify the other party of such inability and of the period during which such inability is expected to continue, shall use reasonable commercial efforts to cure and remedy such non-performance, and the time for performance shall be extended for a number of days equal to the duration of the Force Majeure, and the parties shall meet promptly to determine an equitable solution to the effects of such event. Upon the occurrence of, during the continuance of and for one month after a Force Majeure event, Sientra shall be permitted to adjust each Forecast as necessary to take into account any interruption in supply of the Products.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

12.6.

Notices.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and deemed effectively given upon the earliest of: (a) personal delivery to the Party to be notified; (b) the date such notice is received from any reputable courier service that provides tracking and written verification of delivery; (c) the date on which it is delivered by email (or, if delivered by email after 5:00 p.m., on the next business day); or (d) the date on which it is actually physically received – in each case to the address or email address set forth below (provided that either Party may change its address/email address by notice given in accordance with this Section).

Lubrizol:

Vesta Intermediate Funding, Inc.

[***]

[***]

[***]

Attention:

With a copy to:

Vesta Intermediate Funding, Inc.

[***]

[***]

Attention:

With a copy to:

The Lubrizol Corporation

[***]

[***]

Attention:  General Counsel

Sientra:

Sientra, Inc.

420 S. Fairview, Suite 200

Santa Barbara, CA 93117

Attention: Jeff Jones

jeff.jones@sientra.com

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

With a copy to:

Sientra, Inc.

420 S. Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Attention: General Counsel

legal@sientra.com

12.7.

Independent Contractors. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, agency or similar endeavor between the Parties hereto. Each party is an independent contractor, and shall not be considered an employee or agent of the other party. Neither Party has any authority to obligate the other party by contract or otherwise, and each Party agrees not to purport to do so. Neither Party nor its personnel are entitled to receive any employee welfare, pension or fringe benefits of any type from the other party including, without limitation, medical and dental coverage, disability, life insurance, severance, stock or deferred compensation programs, vacation or other paid time off. Each Party shall be responsible for all taxes, including without limitation, withholding, income, payroll and employment, value added, sales, goods and services, and stamp taxes, and any and all taxes assessed by any government authority that apply to such Party. Sientra shall be entitled to withhold from any payment due to Supplier any taxes that Sientra is required to pay on behalf of Supplier, and such payment shall decrease by an equivalent amount the payment due to Supplier. Sientra shall report payments made to Supplier as required by applicable federal, state or local tax law or regulations. Supplier may receive a Form 1099 if required under the United States Internal Revenue Code, and/or if the total annual compensation amount (including any products) exceeds the United States Internal Revenue Service threshold limit.

12.8.	Use of Name. Other than as expressly set forth in this Agreement, neither Party shall use the name or trademarks of the other Party without the prior written consent of such other Party.
12.9.

Non-solicitation. The Parties agree that during the Term of the Agreement they shall not, without the written consent of the other Party, actively solicit for employment or hire any employee, consultant or contractor of the other Party or in any way interfere with the relationship between the other Party and its employees, contractors and consultants; provided, however, neither Party shall be prohibited from (a) soliciting or hiring any employee of the other Party after such employee’s employment with the other Party has been terminated; or (b) placing public advertisements or conducting other forms of general solicitation that are not specifically directed at the other Party’s employees, or hiring any employee responding to such advertisement or general solicitation.

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

12.10.

Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous all prior or contemporaneous representations, understandings, arrangements, collateral warranties, collateral contracts, statements, assurances, undertakings, agreements (including the Prior Manufacturing Agreement; other than any terms, provisions or liabilities of the Prior Manufacturing Agreement which survive the expiration or termination of the Prior Manufacturing Agreement), draft agreements or communications of any nature made by or on behalf of either Party, whether written or oral, relating to the subject matter hereof.  No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.  The parties expressly agree that any pre-printed or pre-set terms and conditions on any Sientra or Lubrizol forms or documents, whether in print or electronic form or whether incorporated by reference, shall be void and of no effect in interpreting the rights or obligations of either Party during the term of this Agreement.

12.11.

Counterparts. This Agreement may be executed in any number of counterparts and on separate signature pages by each Party, each copy of which shall for all purposes be deemed an original.  A validly executed counterpart that is delivered by one Party to the other via electronic transmission shall be valid, binding and enforceable to the same extent as one delivered physically, provided that the valid signature is clearly visible in the electronic transmission.

12.12.

Survival.  Each party's rights, remedies, obligations and responsibilities which have accrued before, or by their nature would be expected to extend beyond, the expiration, termination or other cancellation of this Agreement, shall survive such expiration, termination or other cancellation and continue to bind the parties and their permitted successors and assigns indefinitely until fulfilled or waived (including, without limitation, Sections 1, 4.3, 5.2, 5.3, 5.4, 5.8 and 7-12).

12.13.

Equitable Relief.  Each Party acknowledges that a breach or threatened breach of Section 10 would cause irreparable harm to the other, the extent of which would be difficult to ascertain. Accordingly, each Party agrees that, in addition to any other remedies to which the non-breaching Party may be legally entitled, it shall have the right to immediate (TRO), preliminary and permanent injunctive or other equitable relief in the event of a breach or threatened breach of such Section by the other or any of its disclosees, all without any requirement that the non-breaching Party post any bond or other security.

12.14.

Remedies. Sientra's sole and exclusive remedies are limited to those expressly provided in this Agreement, as follows: (a) the equitable remedies described in Section 12.13 regarding a breach under Section 10 and any equitable remedies in other

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

circumstances granted by a court of competent jurisdiction when monetary damages alone would be inadequate; (b) the remedies described in Section 7.4 for breach of the Limited Warranty; (c) the remedies described in Section 11.1(b) for indemnification for certain Third Party claims; and (d) direct damages for Sientra claims for Supplier's breach of contract (including, without limitation,  as a result of Sientra's termination under Section 9.2).  Notwithstanding anything to the contrary, all such remedies are subject to the terms set forth in Section 11.4.

12.15.

Third-Party Beneficiaries. Except for the rights of the Supplier Indemnified Parties and Sientra Indemnified Parties pursuant to Sections 11.1(a) and 11.1(b), the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective permitted successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

12.16.

Dispute Resolution. Except in the case of a claim for a breach of Sections 8 or 10, if a Party has any other claim relating to or arising out of this Agreement, or breach thereof (whether sounding in contract, tort or otherwise), such Party shall promptly notify the other Party. The Parties shall then promptly seek to resolve such claim through good faith consultation and negotiation. If the Parties are unable to resolve such claim within thirty (30) days after the claim is made by a Party, then each Party shall be free to pursue its available rights or remedies. It is understood that such consultation, negotiation and thirty (30) day period shall not be required in the case of a claim for a breach of Sections 8 or 10. Both Parties irrevocably consent and submit to the exclusive jurisdiction of the state courts in New York County, New York, and of the United States District Court for the Southern District of New York in connection with any litigation relating to or arising out of this Agreement, and both Parties expressly waive any objection they have or may have as to the venue or convenient-forum status of any such courts collectively.

12.17.

Further Assurances. Each Party shall without the necessity of any further consideration execute and deliver to the other Party all such instruments and other documents, and shall take all such other actions, as such other Party may reasonably request at any time for the purpose of carrying out or evidencing the intent and purposes of this Agreement or the transactions contemplated hereby.

[signature page follows]

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

SIENTRA, INC.

Name: Jeffrey Nugent

Title: Chief Executive Officer

Signature: /s/ Jeffrey Nugent

Date: November 7, 2019

VESTA INTERMEDIATE FUNDING, INC.

Name: Deborah A Langer

Title: President

Signature: /s/ Deborah A. Langer

Date: November 7, 2019

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)

APPENDIX A

[***]

Confidential Amended and Restated Manufacturing and Supply Agreement Sientra and Lubrizol (LZ# G1651852)